Exhibit 11

STRATUS TECHNOLOGIES

EMPLOYEE CODE OF BUSINESS CONDUCT AND ETHICS

We are committed to conducting our business ethically, with utmost integrity and in compliance with both the letter and spirit of the laws and regulations of all countries where we operate. The purpose of this Code of Business Conduct and Ethics (the “Code”) is to describe the legal and ethical standards of conduct we expect and require of all our employees wherever they are located. In this document, any reference to “we”, “us”, “our”, “the Company”, or “Stratus” means Stratus Technologies Group, S.A. and its direct and indirect subsidiaries. Adherence to the Code is mandatory for all employees. The Code cannot answer every question or address every situation. If you have any questions regarding this Code or its application to you in any situation, you should contact your manager or the Legal Department.

Compliance with Laws, Rules and Regulations

You are required to comply with all laws, rules and regulations (“Laws”) that apply to us wherever we do business. You are expected to use good judgment and common sense in seeking to comply with these Laws and to ask for advice from your manager or the Legal Department when you are uncertain about them. If you become aware of the violation of any Law by any employee, or any third party doing business on our behalf, it is your responsibility to promptly report the matter in accordance with the Reporting and Compliance Procedures, described below. If any provision of this Code or Company policy conflicts with local law or regulations, the one with the higher standard will apply, except where doing so would cause non-compliance with local laws. If you become aware of any such conflict that would result in non- compliance with local laws, you must notify the Legal Department promptly.

Conflicts of Interest

You must act in the best interests of Stratus and refrain from engaging in any activity or having a personal interest that conflicts with or appears to conflict with the best interests of the Company. A conflict of interest can arise whenever you take action or have an interest that prevents you from performing, or compromises your judgment or your ability to perform, your duties and responsibilities honestly, objectively and effectively in the best interests of Stratus. Conflicts of interest may not always be clear cut, so if you have a question you should consult with your manager or the Legal Department.

In particular, any activity or association with or personal investment in a business that competes with us or that is a customer or supplier of the Company can create the potential for an actual or perceived conflict of interest with the Company or lead to the misuse of inside or confidential information. Accordingly, to avoid any such conflict of interest:

-	you must not perform any work, directly or indirectly, for an entity that competes with or will compete with the business of Stratus;

-	you must not perform any work other than on Stratus’ behalf, directly or indirectly, for an entity that provides goods or services to Stratus or that is a customer of Stratus;

-	you or a person with whom you have a close personal or a substantial business relationship must not own a financial interest in an entity that (a) competes or will

Employee Code of Conduct

compete with the business of Stratus, or (b) provides goods or services to Stratus, unless such financial interest is in a public company (has securities listed on a public securities exchange) and that financial interest is no more than 1 percent of the total market value of that entity.

Insider Trading

If you have material non-public information about Stratus or about another company, including one of our suppliers or customers, as a result of their relationship with us, you are prohibited by law from trading in Stratus securities, or the securities of that company. You are also prohibited by law from communicating any such non-public information to others who might trade in Stratus securities or the securities of that other company on the basis of that information (“tipping”), until that information is released to and absorbed by the public market. This does not mean you have permission to publicly disclose material non-public information just to be able to trade in such securities or allow others to trade in such securities. If you are in possession of material non-public information and uncertain about how this policy applies to your purchase or sale of Stratus securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Legal Department before making any such purchase or sale.

Confidentiality

You must maintain the confidentiality of the confidential information of Stratus and any confidential information entrusted to us by other companies such as actual or prospective suppliers and customers, except when disclosure is approved by an authorized Stratus manager pursuant to an approved non-disclosure agreement. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is the property of Stratus or another company, is not communicated within Stratus except to employees who have a need to know such information to perform their responsibilities for the Company. You should refer to the Employee Inventions and Non Disclosure Agreement (or local country equivalent) you signed when you joined Stratus, for further details as to your obligations regarding confidentiality.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at Stratus, and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing

You must deal honestly, ethically and fairly with our suppliers, customers, competitors and Stratus employees. Statements, advertisements, and marketing material regarding our products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair or deceptive practice.

Protection and Proper Use of Corporate Assets

You should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. You must use the Company’s assets and services only for legitimate business purposes of the Company and must never use any of them for any unlawful or unethical purpose. You must not take for yourself personally or for any other person or company, potential Company

Employee Code of Conduct

opportunities that are discovered through your position with the Company or through your use of our property or information.

Bribes and Kickbacks

We compete in the market place, win contracts and purchase supplies based on the merits and value of products, services and people and in strict conformance with the laws and regulations of the countries where we do business. Regardless of the law, customs or practices in a particular country, or the intensity of a competitive situation, you must not offer or give, directly or indirectly and in any form, bribes or kickbacks anywhere in the world. The U.S. Foreign Corrupt Practices Act strictly forbids the making of any payment, directly or indirectly, in cash or any other form that has value, to acquire, retain, or otherwise obtain business or acquire an improper advantage. Bribes and kickbacks are also strictly prohibited by law in most other countries. The making or attempt to make a bribe or give or attempt to give a kickback is considered a criminal act in the U.S. and in most countries.

Gifts and Business Courtesies

You must not accept gifts or other items of value that compromise your judgment or may have the appearance of comprising your judgment. The receipt of cash is prohibited. The receipt of items having a value of greater than $50 is also prohibited. Acceptance of meals, tickets to sporting events or other items of hospitality (“Business Courtesies”) may be accepted provided they are considered normal and customary in the industry, further the legitimate business interests and relations of Stratus, and do not compromise or appear to compromise your personal judgment or the integrity and ethical standing of Stratus. The acceptance of any Business Courtesy having a value in excess of $100 must be approved in advance by your manager. If the Business Courtesy exceeds $200 in value you must obtain the approval of your CEO staff vice president.

The use of Company funds or assets for gifts to current or prospective customers, vendors or suppliers is prohibited, except to the extent such gifts are in compliance with applicable law, comply with the Company’s policies, are given in the normal and ordinary course of business and are approved by your manager. If any such gift exceeds $200 in value you must obtain the approval of your CEO staff vice president. Gifts to government officials or employees of any value are prohibited.

In certain countries, such as Japan, where the mutual exchange of a gift between business partners is a normal and expected cultural practice, you may accept and give such a gift provided you notify and receive the approval of your manager. If the gift exceeds $200 in value you must obtain the approval of your CEO staff vice president.

Gifts or awards to employees must comply with our policies on employee awards or must be approved in advance by an authorized manager. All Business Courtesies and gifts exceeding $200 must be promptly reported to the Chief Financial Officer.

Accuracy of Books and Records and Public Reports

It is essential to the integrity of our financial records and to the operation of our business that Stratus provide full, fair, accurate, timely and understandable disclosure in all reports and documents filed with, or submitted to, the United States Securities and Exchange Commission (“SEC”), other national or local regulatory or law enforcement authorities, and in other public communications.

Employee Code of Conduct

Accurate information is essential to our ability to meet these legal and regulatory obligations. You are responsible for the accuracy of your records and reports. You must honestly, accurately and in a timely fashion report all business transactions. All Company books, records and accounts must be maintained in accordance with all applicable regulations, standards, accurately reflect the true nature of the transactions they record, and comply with Company policy. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other Stratus property shall be made without adequate supporting documentation.

Stratus’ financial and accounting officers and employees have a special fiduciary duty to maintain financial standards and practices to support the integrity of our records and accounts so that they will fully, fairly and accurately reflect the financial results of our operations, world-wide.

Dealings with Independent Auditors

You must not make or cause someone else to make a materially false or misleading statement to our external auditors, (or omit to state or cause someone else to omit to state to our external auditors, any material fact necessary in order to make statements previously made, not misleading), in connection with our external auditors review, examination or audit of our financial statements or the preparation or filing of any document or report with the SEC or other regulatory authority or agency. You must not, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence our external auditors in the performance of their audit or review of our financial statements.

Waivers of this Code of Business Conduct and Ethics

If you believe an exception to any of these policies is appropriate in your case, you should first contact your manager. If your manager agrees that an exception is appropriate, the approval of the General Counsel must be obtained. The Legal Department is responsible for maintaining a record of all requests for exceptions to any of these policies and the disposition of such requests.

Reporting and Compliance Procedures

Concerns Regarding Accounting or Auditing Matters

If you have concerns or complaints regarding questionable accounting or auditing matters, or internal accounting controls, you may confidentially submit such concerns or complaints in writing to the Company’s Chief Financial Officer or if you wish, report such concerns or complaints on an anonymous basis to the ethics compliance officer at: http://www2.mis.stratus.com/legal/conduct.cfm. All such concerns and complaints received will be forwarded to our Audit Committee unless they are determined to be without merit. A record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. If you desire, concerns or complaints may also be communicated, confidentially and anonymously, directly to the Audit Committee at the address noted above. The Audit Committee will evaluate the merits of any concerns or complaints it receives and authorize appropriate follow-up actions, if any, to address the substance of the concern or complaint.

General Reporting Process

If you know or believe that any employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable Law or this Code you should contact your manager or the Legal Department, as described below. You may report violations of this Code, on a

Employee Code of Conduct

confidential basis by contacting the Legal Department by mail, by fax at 978.461.3690, or by email to: Fred.Prifty@Stratus.com. If you choose, you may report violations of this Code on an anonymous basis to the ethics compliance officer at: http://www2.mis.stratus.com/legal/conduct.cfm.

Promptly upon receiving such notice your report will be evaluated to determine whether it is necessary to conduct an investigation and, if so, initiate an investigation. A report of the results of the investigation, together with a recommendation as to disposition of the matter will be provided to the Chief Executive Officer for action. If the alleged violation involves an executive officer, the Chief Executive Officer and the Audit Committee will be informed of the alleged violation.

While it is our desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority.

Prohibition Against Retaliation

No employee will be disciplined, discriminated or retaliated against, in any manner because he or she reports a concern or complaint that he or she honestly and in good faith believes is a violation of Law or of this Code. Further, nothing in this Code should be construed as prohibiting you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Adherence to This Code

Your failure to comply with the standards outlined in this Code may result in disciplinary action including but not limited to discharge. Any manager who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not promptly report it, also may be subject to disciplinary action including but not limited to discharge. Moreover, certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution.

Dissemination and Amendment

This Code and any revisions to this Code shall be distributed to each Stratus employee. The most current version of this Code can be found in the Company’s internal web site. This document is not an employment contract between Stratus and any of its employees.

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